News Release

Investor Contact:


Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


Media Contacts:

John Schneidawind, 215-986-2472
John.Schneidawind@unisys.com

Gail Ferrari Marold, 919-342-5376
Gail.Ferrari@unisys.com



UNISYS ANNOUNCES THIRD-QUARTER 2006 FINANCIAL RESULTS; COMPANY REPORTS IMPROVED RESULTS AND SOLID PROGRESS IN REPOSITIONING PROGRAM

BLUE BELL, Pa., October 25, 2006 - Unisys Corporation (NYSE: UIS) today reported improved financial results for the third quarter of 2006 as the company continues to make good progress in its repositioning program to focus its resources on large, growing markets and reduce its cost structure.

Orders and margins improved in the quarter from the year-ago period and sequentially from the second quarter of 2006. The company also announced a number of strategic client awards in targeted growth areas such as enterprise security and outsourcing.

Revenue for the third quarter of 2006 increased 2 percent to $1.41 billion from $1.39 billion in the year-ago quarter. Revenue was essentially flat on a constant currency basis.

Unisys reported a third-quarter 2006 net loss of $77.5 million, or 23 cents per share. The results included a:

* pre-tax charge of $36.4 million to cover additional selected headcount reductions, primarily in continental Europe; and

* pre-tax pension expense of $43.4 million.

These results compared with a third-quarter 2005 net loss of $1.63 billion, or $4.78 per share, which included a:

* $1.57 billion charge for an increase in the company's deferred tax asset valuation allowance; and

* pre-tax pension expense of $44.2 million.

COMMENTS FROM PRESIDENT AND CEO JOSEPH W. MCGRATH
"We made solid progress in the third quarter in repositioning Unisys for profitability," said Joseph W. McGrath, Unisys president and chief executive officer. "Our services orders showed double-digit growth in the quarter as clients respond favorably to our more focused portfolio of services and solutions. Unisys is increasingly being chosen for leading-edge projects in security, outsourcing, and open source solutions.

"While we work to grow in our targeted market areas, we also continue to reduce our cost base in line with our more focused business model," McGrath continued. "During the quarter we continued to move aggressively to implement headcount reductions as part of our cost reduction program, and we increased our target for annualized cost savings to more than $340 million by the second half of 2007. We also expanded our use of offshore resources and announced the planned opening of two additional global sourcing centers in India. We are beginning to see benefits from our efforts in terms of reduced costs and improved margins as we work toward our goal of significantly improved operating margins in 2007 and 2008."

"While we have much more work yet to do, I am encouraged by the progress we are making in our operations and our results," McGrath said. "We look to build on our progress in the fourth quarter as we lay the foundation for stronger profitability in 2007 and 2008."

THIRD-QUARTER COMPANY RESULTS
The company reported a double-digit increase in services orders in the third quarter. Services order growth was driven by growth in outsourcing orders. Technology orders declined. Overall orders rose by a single-digit percentage compared to year-ago levels.

Major wins in the third quarter included:

* The U.S. Department of Homeland Security awarded a groundbreaking contract to a Boeing-led team, which includes Unisys, to implement the first phase of its Secure Border Initiative (SBI), a comprehensive, three-phase program to secure the U.S. borders. The first phase, called SBInet, will use surveillance and information systems to enable agents and officers to detect, identify, classify, respond to, and resolve illegal entry attempts beginning at a 28-mile stretch of the Tucson, Ariz. border. Unisys is Boeing's co-integrator on the program and is responsible for information systems integration, IT infrastructure, and certain surveillance, targeting systems, and law enforcement systems.

* The U.S. Federal Bureau of Investigation (FBI) awarded Unisys a contract to develop and implement a next-generation DNA indexing system that will allow federal, state, and local laboratories to share and compare DNA profiles in linking convicted offenders to violent crimes. The contract has a two-year base period, with an estimated value of $11 million, and a two-year option and two one-year options. If the FBI exercises all option years, the contract has an estimated total value of approximately $50 million.

* The Australian Department of Immigration and Multicultural Affairs awarded Unisys a significant contract for an identity authentication solution, using facial recognition, fingerprint scanning, and biometrics technology, to strengthen the country's borders.

* The European Commission awarded frame contracts to a consortium led by Unisys. The contracts, which have a potential combined value of approximately $200 million to the consortium, cover a range of IT services including systems integration and application management and support.

* In the United Kingdom, Unisys continues to strengthen its partnership with BT and signed a five-year, approximately $23 million data center outsourcing contract in the quarter.

* Starbucks Coffee Company, the largest coffee retailer in the U.S., awarded Unisys a five-year contract for a range of IT services to support Starbucks' expansion into international markets. The services include data center support, network and server monitoring, and security services.

* Unisys partnered with leading India-based IT services firm Wipro to win a five-year, $27.5 million outsourcing contract in the third quarter with a U.S. Fortune 500 company. Under the contract, Unisys will provide managed services to the client as a subcontractor to Wipro.

* The U.S. Centers for Disease Control (CDC) awarded Unisys an outsourcing contract to continue managing and expanding the CDC's data center. The contract has one base year, with an estimated value of approximately $11 million, and four additional one-year options. If the CDC exercises all options, the contract has an estimated total value of approximately $50 million.

Revenue in the U.S. declined 5 percent in the quarter to $637 million. Revenue in international markets increased 8 percent in the quarter to $773 million.

The company's gross profit margin and operating profit margin in the third quarter of 2006 were 18.3 percent and (3.0 percent), respectively, which include the cost-reduction charge. These compared with gross and operating profit margins of 17.7 percent and (5.5 percent), respectively, in the third quarter of 2005.

COST-REDUCTION PROGRAM
The company gave the following update with regard to ongoing cost-reduction activities as part of its strategic repositioning program:

* During the quarter Unisys identified an additional approximately 100 position reductions, primarily in continental Europe. These reductions are in addition to the 5,500 headcount reductions previously announced.

* Of the total 5,600 reductions, approximately 1,400 reductions were completed in the third quarter, and approximately 3,600 reductions have been implemented year-to-date in 2006.

* The company said it expects to complete approximately 1,400 headcount reductions in the fourth quarter, with the remaining approximately 600 reductions expected in the first half of 2007.

* Unisys expects the headcount actions to yield net annualized cost savings of about $280 million by year-end 2006 and more than $340 million by the second half of 2007.

THIRD-QUARTER BUSINESS SEGMENT RESULTS
Unisys has a long-standing policy to evaluate business segment performance on operating income exclusive of restructuring charges and unusual and non-recurring items. Therefore, the comparisons below exclude the third-quarter 2006 cost-reduction charge discussed above.

Customer revenue in the company's services segment increased 4 percent in the third quarter of 2006 compared with the year-ago period. The company reported double-digit revenue growth in outsourcing and single-digit growth in infrastructure services, which more than offset revenue declines in systems integration and consulting and in core maintenance. Gross profit margin in the services business improved to 13.9 percent from 11.3 percent a year ago, while the services operating margin improved to (1.3 percent) compared with (5.1 percent) a year ago.

Customer revenue in the company's technology segment declined 10 percent in the third quarter of 2006 driven by a double-digit decline in enterprise servers. Gross profit margin in the technology business increased to 46.3 percent from
42.4 percent a year ago while operating margins improved to 5.5 percent from (5.9 percent) a year ago.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $27 million of cash from operations in the third quarter compared with cash usage of $68 million in the third quarter of 2005. The company used $71 million of cash in the third quarter of 2006 for restructuring payments, compared to $15 million of cash for restructuring payments in the third quarter of 2005.

Capital expenditures in the third quarter of 2006 were $60 million compared to $85 million in the year-ago quarter. After deducting for capital expenditures, Unisys used $33 million of free cash in the quarter compared with usage of $154 million in the third quarter of 2005. The company ended the third quarter of 2006 with $612 million of cash on hand.

YEAR-TO-DATE RESULTS
For the nine months ended September 30, 2006, Unisys reported a net loss of $300.0 million, or 87 cents per share. These results included total pre-tax charges of $323.5 million for headcount reductions; a first-quarter 2006 pre-tax gain of $149.9 million on the sale of the company's shares in Nihon Unisys Limited; and a first-quarter 2006 pre-tax curtailment gain of $45.0 million related to changes in the company's U.S. defined benefit pension plans. Pre-tax pension expense in the first nine months of 2006, including the first-quarter curtailment gain, was $91.8 million compared with pre-tax pension expense of $136.8 million in the first nine months of 2005. In the first nine months of 2005, the company reported a net loss of $1.7 billion, or $5.01 per share, which included the $1.57 billion charge for an increase in the deferred tax asset valuation allowance. Revenue for the first nine months of 2006 was $4.21 billion compared to revenue of $4.19 billion for the comparable period in 2005.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 am EDT to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide technology services and solutions company. Our consultants apply Unisys expertise in consulting, systems integration, outsourcing, infrastructure, and server technology to help our clients achieve secure business operations. We build more secure organizations by creating visibility into clients' business operations. Leveraging the Unisys 3D Visible Enterprise approach, we make visible the impact of their decisions-ahead of investments, opportunities and risks. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, contract values or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Statements in this release concerning the company's cost reduction plan are subject to the risk that the company may not implement the planned headcount reductions as quickly as currently planned, which could affect the timing of anticipated cost savings. The amount of anticipated cost savings is also subject to currency exchange rate fluctuations with regard to actions taken outside the U.S. Statements in this release regarding contract values are based upon various assumptions, which are subject to change, including the projected volume of products and services to be provided by Unisys, the estimated costs of performance, the continuation of the contracts for their full term and the exercise of all option years, and, for contracts with governmental entities, the availability of appropriated funds. Accordingly, the contract values are not guaranteed. Other risks and uncertainties that could affect the company's future results include general economic and business conditions; the effects of aggressive competition in the information services and technology markets on the company's revenues, pricing and margins and on the competitiveness of its product and services offerings; the level of demand for the company's products and services and the company's ability to anticipate and respond to changes in technology and customer preferences; the company's ability to grow outsourcing and infrastructure services and its ability to effectively and timely complete the related solutions implementations, client transitions to the new environment and work force and facilities rationalizations; the company's ability to effectively address its challenging outsourcing operations through negotiations or operationally and to fully recover the associated outsourcing assets; the company's ability to drive profitable growth in consulting and systems integration; the level of demand for the company's high-end enterprise servers; the company's ability to effectively rightsize its cost structure; the risks of doing business internationally and the potential for infringement claims to be asserted against the company or its clients. Additional discussion of these and other factors that could affect Unisys future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

###

RELEASE NO.: 1025/8722
http://www.unisys.com/about__unisys/news_a_events/10258722.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                 (Millions, except per share data)

                            Three Months         Nine Months
                         Ended September 30   Ended September 30
                         ------------------   ------------------
                           2006      2005       2006      2005
                         --------  --------   --------  --------
Revenue
  Services               $1,217.6  $1,174.0   $3,618.5  $3,517.7
  Technology                192.5     213.1      586.7     671.5
                         --------  --------   --------  --------
                          1,410.1   1,387.1    4,205.2   4,189.2
Costs and expenses
  Cost of revenue:
    Services              1,058.9   1,036.0    3,271.7   3,080.8
    Technology               92.5     105.1      310.0     324.7
                         --------  --------   --------  --------
                          1,151.4   1,141.1    3,581.7   3,405.5
  Selling, general and
    administrative          256.1     261.0      834.2     790.0
  Research and development   45.5      61.2      184.7     192.7
                         --------  --------   --------  --------
                          1,453.0   1,463.3    4,600.6   4,388.2
                         --------  --------   --------  --------
Operating loss              (42.9)    (76.2)    (395.4)   (199.0)

Interest expense             19.0      17.1       57.9      44.9
Other income
 (expense), net               0.4      13.3      153.1      45.8
                         --------  --------   --------  --------
Loss before income taxes    (61.5)    (80.0)    (300.2)   (198.1)
Provision (benefit) for
 income taxes                16.0   1,548.2       (0.2)  1,502.7
                         --------  --------   --------  --------
Net loss                   ($77.5)($1,628.2)   ($300.0)($1,700.8)
                         ========  ========   ========  ========
Loss per share
Basic                     ($  .23) ($  4.78)   ($  .87) ($  5.01)
                         ========  ========   ========  ========
Diluted                   ($  .23) ($  4.78)   ($  .87) ($  5.01)
                         ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                   344,182   340,914    343,351   339,736
                         ========  ========   ========  ========
  Diluted                 344,182   340,914    343,351   339,736
                         ========  ========   ========  ========

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                             (Millions)

                                 Elimi-
                       Total     nations    Services* Technology*
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2006
------------------
Customer revenue      $1,410.1              $1,217.6      $192.5
Intersegment                       ($76.5)       3.6        72.9
                      --------   --------   --------    --------
Total revenue         $1,410.1     ($76.5)  $1,221.2      $265.4
                      ========   ========   ========    ========

Gross profit percent     18.3%                 13.9%       46.3%
                      ========              ========    ========
Operating (loss)
  profit percent         (3.0%)                (1.3%)       5.5%
                      ========              ========    ========
Three Months Ended
September 30, 2005
------------------
Customer revenue      $1,387.1              $1,174.0      $213.1
Intersegment                       ($57.1)       4.5        52.6
                      --------   --------   --------    --------
Total revenue         $1,387.1     ($57.1)  $1,178.5      $265.7
                      ========   ========   ========    ========

Gross profit percent     17.7%                 11.3%       42.4%
                      ========              ========    ========
Operating loss
  percent                (5.5%)                (5.1%)      (5.9%)
                      ========              ========    ========

Nine Months Ended
September 30, 2006
------------------
Customer revenue      $4,205.2              $3,618.5      $586.7
Intersegment                      ($172.3)      10.8       161.5
                      --------   --------   --------    --------
Total revenue         $4,205.2    ($172.3)  $3,629.3      $748.2
                      ========   ========   ========    ========

Gross profit percent     14.8%                 14.4%       42.1%
                      ========              ========    ========
Operating loss
  percent                (9.4%)                (1.0%)      (3.6%)
                      ========              ========    ========
Nine Months Ended
September 30, 2005
------------------
Customer revenue      $4,189.2              $3,517.7      $671.5
Intersegment                      ($192.7)      14.2       178.5
                      --------   --------   --------    --------
Total revenue         $4,189.2    ($192.7)  $3,531.9      $850.0
                      ========   ========   ========    ========

Gross profit percent     18.7%                 11.5%       45.0%
                      ========              ========    ========
Operating loss
  percent                (4.8%)                (5.1%)      (1.1%)
                      ========              ========    ========

* 2006 results exclude charges for cost reductions and related actions booked in March 2006, June 2006 and September 2006

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Millions)

                                       September 30, December 31,
                                           2006         2005
                                       ------------ ------------
Assets
Current assets
 Cash and cash equivalents                  $612.0       $642.5
 Accounts and notes receivable, net        1,139.9      1,111.5
 Inventories
   Parts and finished equipment              100.3        103.4
   Work in process and materials              88.4         90.7
 Deferred income taxes                       112.2         68.2
 Prepaid expense and other
   current assets                            157.0        137.0
                                        ----------   ----------
 Total                                     2,209.8      2,153.3
                                        ----------   ----------
Properties                                 1,346.3      1,320.8
 Less accumulated depreciation
   and amortization                          998.8        934.4
                                        ----------   ----------
 Properties, net                             347.5        386.4
                                        ----------   ----------
Outsourcing assets, net                      410.6        416.0
Marketable software, net                     307.7        327.6
Investments at equity                          1.1        207.8
Prepaid pension cost                       1,298.0         66.1
Deferred income taxes                        138.4        138.4
Goodwill                                     191.3        192.0
Other long-term assets                       137.8        141.3
                                        ----------   ----------
 Total                                    $5,042.2     $4,028.9
                                        ==========   ==========
Liabilities and stockholders' equity (deficit)
Current liabilities
 Notes payable                                $0.8        $18.1
 Current maturities of long-term debt          0.6         58.8
 Accounts payable                            377.7        444.6
 Other accrued liabilities                 1,469.2      1,293.3
                                        ----------   ----------
 Total                                     1,848.3      1,814.8
                                        ----------   ----------
Long-term debt                             1,049.2      1,049.0
Accrued pension liabilities                  353.8        506.9
Other long-term liabilities                  662.7        690.8
Stockholders' equity (deficit)
 Common stock                                  3.5          3.4
 Accumulated deficit                      (2,408.1)    (2,108.1)
 Other capital                             3,937.7      3,917.0
 Accumulated other comprehensive loss       (404.9)    (1,844.9)
                                        ----------   ----------
 Stockholders' equity (deficit)            1,128.2        (32.6)
                                        ----------   ----------
 Total                                    $5,042.2     $4,028.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Millions)
                                             Nine Months Ended
                                                September 30
                                            -------------------
                                              2006       2005
                                            -------     -------
Cash flows from operating activities
Net loss                                    ($300.0)  ($1,700.8)
Add (deduct) items to reconcile
 net loss to net cash (used for)
 provided by operating activities:
Equity loss (income)                            4.3        (3.8)
Employee stock compensation expense             4.8          .2
Depreciation and amortization
 of properties                                 88.1        89.7
Depreciation and amortization of
 outsourcing assets                           100.5        96.0
Amortization of marketable software            98.7        91.6
Gain on sale of NUL shares
 and other assets                            (153.2)      (15.8)
Loss on the tender of debt                                 10.7
(Increase) decrease in deferred
 income taxes, net                            (44.0)    1,474.5
Decrease in receivables, net                    8.0        20.7
Decrease in inventories                         5.2        19.6
Increase (decrease) in accounts payable
 and other accrued liabilities                 69.8      (245.9)
(Decrease) increase in other liabilities      (64.8)      199.4
Decrease (increase) in other assets            21.2       (48.8)
Other                                          22.7        35.2
                                            -------     -------
Net cash (used for) provided by
  operating activities                       (138.7)       22.5
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                  5,617.8     5,758.9
 Purchases of investments                  (5,620.7)   (5,746.2)
 Investment in marketable software            (81.2)      (93.7)
 Capital additions of properties              (48.2)      (84.9)
 Capital additions of outsourcing assets      (68.9)     (115.7)
 Purchases of businesses                                    (.5)
 Proceeds from sale of NUL shares
  and other assets                            380.6        23.4
                                            -------     -------
Net cash provided by (used for)
  investing activities                        179.4      (258.7)
                                            -------     -------
Cash flows from financing activities
 Net (reduction in) proceeds from
  short-term borrowings                       (17.3)        3.8
 Proceeds from employee stock plans              .9        12.8
 Payments of long-term debt                   (57.9)     (500.2)
 Proceeds from issuance of long-term debt                 541.5
 Financing fees                                (4.6)
                                            -------     -------
Net cash (used for) provided by
  financing activities                        (78.9)       57.9
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                           7.7       (16.1)
                                            -------     -------
Decrease in cash and cash equivalents         (30.5)     (194.4)
Cash and cash equivalents, beginning of
 period                                       642.5       660.5
                                            -------     -------
Cash and cash equivalents, end of period     $612.0      $466.1
                                            =======     =======